UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                           FORM 12b-25
                   NOTIFICATION OF LATE FILING

(Check One):

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K  [X] Form 10-Q   [ ] Form N-SAR


                    SEC FILE NUMBER:  0-31619

                 For Period Ended: June 30, 2005

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:

                 PART I - REGISTRANT INFORMATION

Full Name of Registrant:                    MILLENNIUM QUEST, INC.
                                            _________________________________

Former Name if Applicable:
                                            _________________________________

Address of Principal Executive Office:      4089 Mount Olympus Way
                                            _________________________________

City, State and Zip Code:                   Salt Lake City, Utah 84124
                                            _________________________________


                PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]     (b)  The subject of annual report, semi-annual report, transition report on Form 10-K; Form 20-F, 11-K, Form 1-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]     (c)  The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

                       PART III - NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

      Due to unexpected delays in completing the accounting for the quarter ended June 30, 2005, until the end of the current week, the Company has been unable to complete the quarterly report without unreasonable
      effort.   The Company expects to have all remaining information provided by the end of the week, and will then be in a position to immediately file the Form 10-QSB.


                   PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Terry Cononelos              (801) 278-6990
      ________________________________________________________________
         (Name)                   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

      [ ] Yes  [X] No  -  10-QSB for quarter ended March 31, 2005.


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [ ] Yes  [X ] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      Millennium Quest, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                   REGISTRANT:


                                   MILLENNIUM QUEST, INC.

Date: August 16, 2005           By /s/ Terry Cononelos
                                   __________________________________
                                   Terry Cononelos, Secretary and CFO